Exhibit 99.2

CONTACTS:

Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES FIRST QUARTER RESULTS
AND QUARTERLY DIVIDENDS

Indianapolis, Indiana—April 27, 2007...Simon Property Group, Inc. (the “Company” or “Simon”) (NYSE:SPG) today announced results for the quarter ended March 31, 2007:

•       Funds from operations (“FFO”) of the Simon portfolio for the quarter increased 9.3% to $392.4 million from $358.9 million in the first quarter of 2006. On a diluted per share basis the increase was 8.7% to $1.37 from $1.26 in 2006.

•       Net income available to common stockholders for the quarter decreased 5.4% to $98.4 million from $104.0 million in the first quarter of 2006. On a diluted per share basis the decrease was 6.4% to $0.44 from $0.47 in 2006. The decrease in net income is primarily the result of gains recognized in 2006 on the sale of interests in unconsolidated entities. Gains from real estate transactions do not impact FFO.

U.S. Portfolio Statistics

	As of	As of
	March 31, 2007	March 31, 2006	Change
Occupancy
Regional Malls(1)	91.8%	91.6%	20 basis point increase
Premium Outlet® Centers(2)	99.1%	99.3%	20 basis point decrease
Community/Lifestyle Centers(2)	93.1%	90.3%	280 basis point increase
Comparable Sales per Sq. Ft.
Regional Malls(3)	$487	$461	5.6% increase
Premium Outlet Centers(2)	$485	$444	9.2% increase
Average Rent per Sq. Ft.
Regional Malls(1)	$36.18	$34.83	3.9% increase
Premium Outlet Centers(2)	$24.84	$23.85	4.1% increase
Community/Lifestyle Centers(2)	$11.94	$11.47	4.1% increase

(1)          For mall and freestanding stores.

(2)          For all owned gross leasable area (GLA).

(3)          For mall and freestanding stores with less than 10,000 square feet.

Dividends

Today the Company announced a quarterly common stock dividend of $0.84 per share. This dividend will be paid on May 31, 2007 to stockholders of record on May 17, 2007.

The Company also declared dividends on its three outstanding public issues of preferred stock:

•       7.89% Series G Cumulative Preferred (NYSE:SPGPrG) dividend of $0.98625 per share is payable on June 29, 2007 to stockholders of record on June 15, 2007.

•       6% Series I Convertible Perpetual Preferred (NYSE:SPGPrI) dividend of $0.75 per share is payable on May 31, 2007 to stockholders of record on May 17, 2007.

•       8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) dividend of $1.046875 per share is payable on June 29, 2007 to stockholders of record on June 15, 2007.

U.S. Development Activity

On March 9th, the Company opened The Domain, an open-air town center which combines 700,000 square feet of luxury fashion, retail and restaurant space; 75,000 square feet of Class A office space; and 390 high-end apartments in Austin, Texas.

The Domain is anchored by Macy’s and the first Neiman Marcus in central Texas. Of The Domain’s 75 retailers, more than 30 high-end retailers and restaurants make their Austin-area debuts at the property. Stores range from innovative home décor retailers such as Z Gallerie to fashion retailers Lilly Pulitzer and Juicy Couture. Other exclusive retailers include Tiffany, Intermix and Louis Vuitton. New restaurants include Kona Grill, North, Daily Grill, Jasper’s, Joe DiMaggio’s Italian Chophouse, Fleming’s Prime Steakhouse and California Pizza Kitchen.

On March 15th, the Company announced the start of construction on Houston Premium Outlets. This 430,000 square-foot outlet center will bring upscale outlet shopping to the Houston market. The 75 acre property is located in northwest Houston off of U.S. Highway 290 between Mason Road and Fairfield Drive in Cypress, Texas. The center will be a single-level, village-style project with a Southwest architectural theme. Houston Premium Outlets will house 120 outlet stores and will feature high-quality designer and name brands serving the area’s permanent population as well as visitors to the area.

The Company continues construction on:

•       The Village at SouthPark—a mixed-use project comprised of residential and retail components located adjacent to Simon’s highly successful SouthPark in Charlotte, North Carolina. Crate & Barrel opened in November of 2006, with the remaining retail and the residential component of 150 luxury apartments scheduled to open this summer.

•       Palms Crossing—a community center in McAllen, Texas. The 385,000 square foot first phase of the center is scheduled to open in November of 2007.

•       Philadelphia Premium Outlets—a 430,000 square foot upscale manufacturers’ outlet center located in Limerick, Pennsylvania, 35 miles northwest of Philadelphia. The center is scheduled to open in November of 2007.

•       Hamilton Town Center—a 950,000 square foot open-air retail center located in Noblesville, Indiana. The center is scheduled to open in May of 2008.

•       Pier Park—a 920,000 square foot community/lifestyle center located in Panama City Beach, Florida. Target has already opened at the center and a 16-screen theater is scheduled to open in May of 2007. The remainder of the project is scheduled to open in March of 2008.

International Activity

On April 4th, GCI (the Italian joint venture in which the Company owns a 49% interest) acquired the remaining 60% interest in the venture’s shopping center in Giugliano (a suburb of Naples).

On April 17th, the Company’s Simon Ivanhoe joint venture signed a definitive agreement to sell five non-core assets in Poland. Proceeds are expected to approximate 183 million euros, net of debt and transaction costs. The transaction is expected to close within the next 60 days, after customary regulatory approvals are obtained.

Development Projects:

•       Construction continues on four shopping center projects in Italy, fully or partially owned by GCI. Three of the shopping centers are expected to open in 2007 and are located in Cinisello (Milan), Nola (Naples) and Porta di Roma (Rome). Our project in Argine (Naples) is scheduled to open in 2008.

•       Yeoju Premium Outlets is a 253,000 square foot upscale outlet center that will serve the greater Seoul, South Korea market. The Company owns 50% of this project, which is scheduled to open on June 1, 2007.

•       Construction continues on the Company’s sixth Premium Outlet in Japan—Kobe Sanda Premium Outlets—located in the Kobe/Osaka market, 22 miles north of downtown Kobe. The Company owns 40% of this project, which is scheduled to open in July of 2007.

•       Construction also continues on four projects in China located in Changshu, Hangzhou, Suzhou, and Zhengzhou. The centers range in size from 300,000 to 720,000 square feet and will be anchored by Wal-Mart. 2008 openings are scheduled for Changshu, Hangzhou and Zhengzhou, followed by an anticipated early 2009 opening for Suzhou. Simon owns 32.5% of these projects through its partnership with Morgan Stanley Real Estate Fund and Shenzhen International Trust and Investment Company CP.

Acquisition Activity

On March 1st, the Company acquired the remaining 40% ownership interest in University Park Mall and University Center. University Park Mall is an 819,000 square foot regional mall located in Mishawaka, Indiana, anchored by Macy’s, JCPenney and Sears. The mall is 94% occupied and generates sales of approximately $400 per square foot. University Center is a 150,000 square foot community center located adjacent to the mall.

The Mills Corporation

On March 29th, the Company announced the successful completion of the $25.25 per share cash tender offer for all outstanding shares of common stock of The Mills Corporation (NYSE: MLS) (“The Mills”) by SPG-FCM Ventures, LLC, a joint venture between an entity owned by Simon and funds managed by Farallon Capital Management, L.L.C. On April 3rd, the acquisition of The Mills by SPG-FCM Ventures, LLC was completed by means of a merger of a subsidiary of SPG-FCM Ventures and The Mills.

As of March 31st, the Company and its partner had each invested $475 million to acquire 75.38% of The Mills’ common equity. The Company and its partner will each invest an additional $175 million during the second quarter to acquire the remaining equity of The Mills. The Company also provided a $1.187 billion mezzanine loan to The Mills that bears interest at LIBOR plus 270 basis points and also funded a $286 million loan to SPG-FCM Ventures, LLC. The Mills portfolio of 40 assets consists primarily of two distinctive types of assets—regional malls and Mills properties. A Mills property typically comprises over one million square feet of gross leasable area with a combination of traditional mall, outlet center and big box retailers and entertainment uses, all focused on delivering value for the consumer.

2007 Guidance

Today the Company increased its guidance for 2007. The Company expects diluted FFO to be within a range of $5.75 to $5.85 per share for the year ending December 31, 2007, and diluted net income available to common stockholders to be within a range of $1.87 to $1.97 per share.

The following table provides the reconciliation of the range of estimated diluted net income available to common stockholders per share to estimated diluted FFO per share.

For the year ending December 31, 2007

	Low	High
	End	End
Estimated diluted net income available to common stockholders per share	$1.87	$1.97
Depreciation and amortization including our share of joint ventures	3.99	3.99
Impact of additional dilutive securities	(0.11)	(0.11)
Estimated diluted FFO per share	$5.75	$5.85

Conference Call

The Company will provide an online simulcast of its quarterly conference call at www.simon.com (Investor Relations section), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Daylight Time today, April 27, 2007. An online replay will be available for approximately 90 days at www.simon.com, www.earnings.com and www.streetevents.com. A fully searchable podcast of the conference call will also be available at www.REITcafe.com shortly after completion of the call.

Supplemental Materials

The Company will publish a supplemental information package which will be available at www.simon.com in the Investor Relations section, Financial Information tab. It will also be furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

Forward-Looking Statements

Certain statements made in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that our expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to:  the Company’s ability to meet debt service requirements, the availability of financing, changes in the Company’s credit rating, changes in market rates of interest and foreign exchange rates for foreign currencies, the ability to hedge interest rate risk, risks associated with the acquisition, development and expansion of properties, general risks related to retail real estate, the liquidity of real estate investments, environmental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, costs of common area maintenance, competitive market forces, risks related to international activities, insurance costs and coverage, impact of terrorist activities, inflation and maintenance of REIT status. The Company discusses these and other risks and uncertainties under the heading “Risk Factors” in its annual and quarterly periodic reports filed with the SEC that could cause the Company’s actual results to differ materially from the forward-looking statements that the Company makes. The Company may update that discussion in its periodic reports, but otherwise the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Funds from Operations (“FFO”)

The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts (“REITs”) and provides a relevant basis for comparison among REITs. The Company determines FFO in accordance with the definition set forth by the National Association of Real Estate Investment Trusts (“NAREIT”).

About Simon Property Group

Simon Property Group, Inc., an S&P 500 company headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet Centers® and community/lifestyle centers. The Company’s current total market capitalization is approximately $56 billion. Through its subsidiary partnership, it currently owns or has an interest in 323 properties in the United States containing an aggregate of 244 million square feet of gross leasable area in 41 states plus Puerto Rico. Simon also owns interests in 53 European shopping centers in France, Italy, and Poland; 5 Premium Outlet Centers in Japan; and one Premium Outlet Center in Mexico. Additional Simon Property Group information is available at www.simon.com. Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG.

SIMON
Consolidated Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended March 31,
	2007	2006
REVENUE:
Minimum rent	$510,865	$488,088
Overage rent	17,892	16,059
Tenant reimbursements	230,613	221,035
Management fees and other revenues	20,875	20,169
Other income	71,896	42,298
Total revenue	852,141	787,649
EXPENSES:
Property operating	109,227	105,947
Depreciation and amortization	215,271	209,447
Real estate taxes	79,182	81,805
Repairs and maintenance	29,007	25,955
Advertising and promotion	18,884	17,402
Provision for (recovery of) credit losses	542	(6)
Home and regional office costs	33,699	30,336
General and administrative	3,899	4,493
Other	13,464	13,066
Total operating expenses	503,175	488,445
OPERATING INCOME	348,966	299,204
Interest expense	(222,478)	(204,072)
Minority interest in income of consolidated entities	(2,910)	(925)
Income tax expense of taxable REIT subsidiaries	(1,285)	(1,639)
Income from unconsolidated entities, net	21,773	29,923
Gain on sale of interests in unconsolidated entities, net	—	34,350
Limited partners’ interest in the Operating Partnership	(25,878)	(27,588)
Preferred distributions of the Operating Partnership	(5,239)	(6,826)
Income from continuing operations	112,949	122,427
Discontinued operations, net of Limited Partners’ interest	(162)	191
Loss on sale of discontinued operations, net of Limited Partners’ interest	—	(28)
NET INCOME	112,787	122,590
Preferred dividends	(14,406)	(18,573)
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$98,381	$104,017

SIMON
Per Share Data
Unaudited

	For the Three Months Ended
	March 31,
	2007	2006
Basic Earnings Per Common Share:
Income from continuing operations	$0.44	$0.47
Discontinued operations—results of operations and gain on sale, net	—	—
Net income available to common stockholders	$0.44	$0.47
Percentage Change	-6.4%
Diluted Earnings Per Common Share:
Income from continuing operations	$0.44	$0.47
Discontinued operations—results of operations and gain on sale, net	—	—
Net income available to common stockholders	$0.44	$0.47
Percentage Change	-6.4%

SIMON
Consolidated Balance Sheets
Unaudited
(In thousands, except as noted)

	March 31,	December 31,
	2007	2006
ASSETS:
Investment properties, at cost	$23,400,940	$22,863,963
Less—accumulated depreciation	4,800,439	4,606,130
	18,600,501	18,257,833
Cash and cash equivalents	339,953	929,360
Tenant receivables and accrued revenue, net	339,341	380,128
Investment in unconsolidated entities, at equity	1,874,255	1,526,235
Deferred costs and other assets	1,116,000	990,899
Notes receivable from related parties	1,473,540	—
Total assets	$23,743,590	$22,084,455
LIABILITIES:
Mortgages and other indebtedness	$17,152,418	$15,394,489
Accounts payable, accrued expenses, intangibles, and deferred revenue	1,082,809	1,109,190
Cash distributions and losses in partnerships and joint ventures, at equity	250,737	227,588
Other liabilities, minority interest and accrued dividends	185,072	178,250
Total liabilities	18,671,036	16,909,517
COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS’ INTEREST IN THE OPERATING PARTNERSHIP	808,663	837,836
LIMITED PARTNERS’ PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	312,574	357,460
STOCKHOLDERS’ EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 17,842,594 and 17,578,701 issued and outstanding, respectively, and with liquidation values of $892,130 and $878,935, respectively	898,119	884,620
Common stock, $.0001 par value, 400,000,000 shares authorized, 227,507,320 and 225,797,566 issued and outstanding, respectively	23	23
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 8,000 issued and outstanding	—	—
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	5,029,030	5,010,256
Accumulated deficit	(1,829,520)	(1,740,897)
Accumulated other comprehensive income	18,790	19,239
Common stock held in treasury at cost, 4,132,224 and 4,378,495 shares, respectively	(165,125)	(193,599)
Total stockholders’ equity	3,951,317	3,979,642
Total liabilities and stockholders’ equity	$23,743,590	$22,084,455

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended March 31,
STATEMENTS OF OPERATIONS	2007		2006
Revenue:
Minimum rent	$277,972		$257,703
Overage rent	17,341		14,159
Tenant reimbursements	135,283		125,558
Other income	41,745		32,098
Total revenue	472,341		429,518
Operating Expenses:
Property operating	89,151		85,767
Depreciation and amortization	84,083		73,136
Real estate taxes	35,111		33,342
Repairs and maintenance	23,214		20,680
Advertising and promotion	8,102		6,929
Provision for credit losses	165		431
Other	25,763		23,755
Total operating expenses	265,589		244,040
Operating Income	206,752		185,478
Interest expense	(111,239)		(103,776)
Loss from unconsolidated entities	(84)		—
(Loss) gain on sale of assets	(4,759)		94
Income from Continuing Operations	90,670		81,796
Income from consolidated joint venture interests(A)	—		110	(C)
Income from discontinued joint venture interests(A)	17	(B)	327	(B)
Loss on disposal or sale of discontinued operations, net	—		(447)
Net Income	$90,687		$81,786
Third-Party Investors’ Share of Net Income	$54,645		$49,576
Our Share of Net Income	36,042		32,210
Amortization of Excess Investment	(14,269)		(12,518)
Income from Beneficial Interests	—		10,231
Income from Unconsolidated Entities, Net	$21,773		$29,923

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands)

	March 31,	December 31,
BALANCE SHEETS	2007	2006
Assets:
Investment properties, at cost	$10,645,934	$10,669,967
Less—accumulated depreciation	2,190,574	2,206,399
	8,455,360	8,463,568
Cash and cash equivalents	372,964	354,620
Tenant receivables	229,421	258,185
Investment in unconsolidated entities	170,301	176,400
Deferred costs and other assets	321,864	307,468
Total assets	$9,549,910	$9,560,241
Liabilities and Partners’ Equity:
Mortgages and other indebtedness	$8,099,076	$8,055,855
Accounts payable, accrued expenses, and deferred revenue	487,180	513,472
Other liabilities	256,501	255,633
Total liabilities	8,842,757	8,824,960
Preferred units	67,450	67,450
Partners’ equity	639,703	667,831
Total liabilities and partners’ equity	$9,549,910	$9,560,241
Our Share of:
Total assets	$4,572,229	$4,113,051
Partners’ equity	$402,005	$380,150
Add: Investment in SPG-FCM Ventures, LLC	421,218	—
Add: Excess Investment(D)	800,295	918,497
Our net Investment in Joint Ventures	$1,623,518	$1,298,647
Mortgages and other indebtedness	$3,449,906	$3,472,228

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

(A)       Consolidation occurs when the Company acquires an additional ownership interest in a joint venture and, as a result, gains control of the joint venture. These interests have been separated from operational interests to present comparative results of operations for those joint ventures held as of March 31, 2007.

Discontinued joint venture interests represent assets and partnership interests that have been sold.

(B)        Relates to the sale of Great Northeast Plaza, a community center, on April 25, 2006.

(C)        As a result of the consolidation of Mall of Georgia during the fourth quarter of 2006, we reclassified our share of the pre-consolidation earnings from this property.

(D)       Excess investment represents the unamortized difference of the Company’s investment over equity in the underlying net assets of the partnerships and joint ventures. The Company generally amortizes excess investment over the life of the related properties, typically no greater than 40 years, and the amortization is included in income from unconsolidated entities.

SIMON

Reconciliation of Net Income to FFO (1)

Unaudited

(In thousands, except as noted)

	For the Three
	Months Ended
	March 31,
	2007	2006
Net Income(2)(3)(4)(5)	$112,787	$122,590
Adjustments to Net Income to Arrive at FFO:
Limited partners’ interest in the Operating Partnership and preferred distributions of the Operating Partnership	31,117	34,380
Limited partners’ interest in discontinued operations	(41)	34
Depreciation and amortization from consolidated properties, and discontinued operations	212,488	213,542
Simon’s share of depreciation and amortization from unconsolidated entities	55,331	50,132
(Gain) loss on sales of assets and interests in unconsolidated entities and discontinued operations, net of limited partners’ interest	2,380	(34,322)
Minority interest portion of depreciation and amortization	(2,017)	(2,100)
Preferred distributions and dividends	(19,645)	(25,399)
FFO of the Simon Portfolio	$392,400	$358,857
Per Share Reconciliation:
Diluted net income available to common stockholders per share	$0.44	$0.47
Adjustments to net income to arrive at FFO:
Depreciation and amortization from consolidated properties and Simon’s share of depreciation and amortization from unconsolidated entities, net of minority interest portion of depreciation and amortization	0.95	0.94
(Gain) loss on sales of assets and interests in unconsolidated entities and discontinued operations, net of limited partners’ interest	0.01	(0.12)
Impact of additional dilutive securities for FFO per share	(0.03)	(0.03)
Diluted FFO per share	$1.37	$1.26

Details for per share calculations:
FFO of the Simon Portfolio	$392,400	$358,857
Adjustments for dilution calculation:
Impact of preferred stock and preferred unit conversions and option exercises(6)	12,816	14,194
Diluted FFO of the Simon Portfolio	405,216	373,051
Diluted FFO allocable to unitholders	(80,076)	(73,925)
Diluted FFO allocable to common stockholders	$325,140	$299,126
Basic weighted average shares outstanding	222,443	220,580
Adjustments for dilution calculation:
Effect of stock options	857	973
Impact of Series C preferred unit conversion	191	1,061
Impact of Series I preferred unit conversion	2,701	3,268
Impact of Series I preferred stock conversion	11,002	10,835
Diluted weighted average shares outstanding	237,194	236,717
Weighted average limited partnership units outstanding	58,415	58,503
Diluted weighted average shares and units outstanding	295,609	295,220
Basic FFO per share	$1.40	$1.29
Percent Increase	8.5%
Diluted FFO per share	$1.37	$1.26
Percent Increase	8.7%

SIMON
Footnotes to Reconciliation of Net Income to FFO
Unaudited

Notes:

(1)          The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP and believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio. The Company’s computation of FFO may not be comparable to FFO reported by other REITs.

As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT’s clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(2)          Includes the Company’s share of gains on land sales of $7.6 million and $6.6 million for the three months ended March 31, 2007 and 2006, respectively.

(3)          Includes the Company’s share of straight-line adjustments to minimum rent of $5.1 million and $3.8 million for the three months ended March 31, 2007 and 2006, respectively.

(4)          Includes the Company’s share of the fair market value of leases from acquisitions of $13.9 million and $17.4 million for the three months ended March 31, 2007 and 2006, respectively.

(5)          Includes the Company’s share of debt premium amortization of $7.0 million and $6.7 million for the three months ended March 31, 2007 and 2006, respectively.

(6)          Includes dividends and distributions of Series I preferred stock and Series C and Series I preferred units.